Exhibit 10.3
SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made and entered into as of the date of the last signature below, effective May 17, 2010  by and between Elsinore Services, Inc., a Delaware corporation (“Client"), and FaceTime Strategy LLC, a Virginia limited liability company (“FaceTime”), and provides as follows:

Recitals:

A.          FaceTime is in the business of marketing, public relations, developing and maintaining databases, providing comprehensive analysis and reporting, facilitation of direct mail and email, and consultation for strategic direction for its clients.

B.           Client desires to have FaceTime provide a variety of Services (as defined below) as more fully described herein, including utilizing FaceTime’s proprietary “Market Master” system (“Market Master”).

C.           In the course of performing such services, the parties expect to acquire knowledge of Confidential Information (as defined below) of the other party.

D.          The parties desire to enter into this Agreement in order to define the scope of the Services, and to protect the Confidential Information of both parties from unauthorized disclosure or use, all as more clearly set forth herein.

Terms of Agreement:

NOW, THEREFORE, for and in consideration of the Recitals, the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	Services.

1.1.	Statement of Services. FaceTime will furnish services and advice to Client in accordance with the Statement of Services (the “Statement”) attached as Exhibit A and incorporated by this reference.

1.2.	Independent Contractor. FaceTime is in all matters relating to this Agreement an independent contractor and not an employee of Client.

1.3.	No Client Authority. Except as authorized in writing, FaceTime has no power or authority to act for, represent, or bind Client, its successors or assigns, in any manner.

1.4.
Suspension for Non-Payment.  Should any funds due to FaceTime under this Agreement remain unpaid for more than ten (10) days following the due date as set forth in Section 2 below, FaceTime may, in its sole discretion, suspend the performance of all Services and withhold Client’s access to Market Master.

2.	Compensation.

2.1	Total Compensation. FaceTime will be compensated for the project as identified in exhibit A, on terms and in the amounts set forth in the Statement.

2.2
Payment Terms.  Unless otherwise set forth on the Statement, payment shall be due on the first (1st) day of each calendar month, in advance, with payment for any partial months at the start or end of the Term prorated accordingly.

2.3	Payment Amount. Unless otherwise set forth on the Statement, each monthly payment amount shall be

2.3.1	Phase 1:	One time fee $60,000.00; Monthly maintenance fee $2,500.00
2.3.2	Phase 2:	One time marketing kit fee $25,000; Monthly maintenance fee $2,500.00
2.3.3	Phase 3:	Monthly maintenance fee $1,000.00

2.4	Commencement of Services. The services under the three various phases shall commence upon mutual agreement.

2.5	Late Payments. Amounts remaining unpaid more than ten (10) days following the due date will be charged interest at 1.5% per month plus cost of collection.

3.0
Term.  This Agreement shall be effective as of the date of the last signature below and shall continue for two (2) years thereafter (the “Term”), and automatically renew unless terminated by either party in accordance with Section 5 below.

4.0	Termination.

4.1
Procedures.  Either party may terminate this Agreement in the event of an uncured default by the other party.  In the event of default hereunder, the non-defaulting party shall provide written notice to the defaulting party, setting forth the circumstances surrounding the default.  The defaulting party shall have no fewer than thirty (30) days to cure the default, after which the non-defaulting party may terminate this Agreement if the default remains uncured.

4.2
Following Termination.  In the event of termination, the defaulting party shall pay to the non-defaulting party all amounts owed up to the date of the termination.  Each party’s obligations with regard to Market Master, proprietary information and systems, and Confidential Information shall be as set forth in Sections 6 and 7 of this Agreement and shall survive termination.

5.0	Trade Secrets, Intellectual Property, and Confidential Information

5.1
General.  As used herein, “Confidential Information” means any trade secret, as that term is defined in and construed under the Uniform Trade Secrets Act, that is owned by either party or is possessed by a party hereto under an agreement of confidentiality with a third person. Confidential Information shall also include any other information that is of value to either party and is treated as proprietary or confidential.

5.2	Specific Inclusions. The following shall be conclusively deemed "Confidential Information":

5.2.1
The software programs and related materials developed by FaceTime and utilized in connection with Market Maker, including all source code and object code, corrections, improvements, enhancements and derivatives thereof, whether prepared by FaceTime or third parties on behalf of FaceTime.

5.3	Exclusions. Notwithstanding the above provisions of Section 6.2, Confidential Information does not include any information that:

5.3.1	was already known to a party prior to the date of this Agreement as established by documentary evidence;

5.3.2	is in or has entered the public domain without a breach of this Agreement or other wrongful or negligent act of the disclosing party;

5.3.3	has been approved for release by written authorization of the non-disclosing party; or

5.3.4
is required to be disclosed pursuant to final binding order of a governmental agency or court of competent jurisdiction, provided that reasonable notice of the pendency of such an order and the opportunity to contest it has been given.

6.0	Confidentiality and Nondisclosure.

6.1
Generally. Both parties understand and agree that they will be deemed in a fiduciary relationship of confidence and trust with respect to all Confidential Information.  Both parties agree to hold all Confidential Information in strict confidence and not to disclose such Confidential Information to any third party or to use it for any purpose other than the purposes described herein.  Both parties agree that they will employ all reasonable steps to protect the Confidential Information from unauthorized or inadvertent disclosure or use.  Either party may disclose Confidential Information to its staff, but only to the extent necessary for the purposes described herein.  Both parties shall instruct all of their employees and contractors not to disclose such Confidential Information to third parties, including consultants, and not to use it for any purpose, except as herein authorized, without express prior written permission.

6.2
Non-Solicitation.  Both parties further agrees that for a period of two (2) years after the Term of this Agreement ends, or this Agreement is terminated for any reason, neither party shall, either directly or indirectly, solicit (i.e., will take no action to encourage, obtain or bring about) the resignation or departure of any employees of the other party for the purpose of working with or for, or otherwise rendering any services to, the soliciting party.

6.3
Return of Confidential Information.  Immediately following the expiration of the Term of this Agreement, or the termination of this Agreement for any reason, each party shall deliver to the other all writings, books, documents, lists, papers, and other Confidential Information of any form whatsoever in such party’s possession, custody or control.  In the alternative, and upon agreement between the parties, each party may certify in a writing signed by an authorized officer or representative that the foregoing have been destroyed and disposed of in a secure manner.

6.4	Survival. The restrictions set forth in this Section 7 shall apply to any information for so long as it remains Confidential Information.

6.5
Remedies.   Both parties acknowledge and agree that, in the event either party violates the terms of this Section 7 by engaging in actions that are in breach of the terms hereof, such breach will cause the non-violating party irreparable and continuing damage and injury for which there is no adequate remedy at law.  Each party agrees that, in the event of any such breach, in addition to such other relief as it may be entitled to recover, the non-violating party shall be entitled to injunctive relief, without the necessity of proving actual damages and without posting any injunction bond.  In the event of any suit or other action arising out of or relating to this Agreement, the party that substantially prevails in such action shall be entitled to an award of all of its attorneys’ fees, costs and expenses of the action, including without limitation recovery of all expert witness fees and expenses.

7.0	Results of FaceTime’s Services.

7.1
Ownership of Results of Services.  FaceTime owns, and will be entitled to and will own, all the results and proceeds of the Services under this Agreement, including, without limitation, all rights throughout the world to any copyright, patent, trademark or other right and to all ideas, inventions, products, programs, procedures, formats and other materials of any kind created or developed or worked on by FaceTime prior to, during, or following the Term of this Agreement; the same shall be the sole and exclusive property of FaceTime; and Client will not have any right, title or interest of any nature or kind therein. Without limiting the foregoing, it will be presumed that any copyright, patent, trademark or other right and any idea, invention, product, program, procedure, format or material created, developed or worked on by FaceTime at any time during the Term of this Agreement will be a result or proceed of FaceTime’s services under this Agreement.

7.2
Remedies.   Client acknowledges and agrees that, in the event Client violates the terms of this Section 8 by engaging in actions that are in breach of the terms hereof, such breach will cause FaceTime irreparable and continuing damage and injury for which there is no adequate remedy at law.  Client agrees that, in the event of any such breach, in addition to such other relief as FaceTime may be entitled to recover, FaceTime shall be entitled to injunctive relief, without the necessity of proving actual damages and without posting any injunction bond.  In the event of any suit or other action arising out of or relating to this Agreement, the party that substantially prevails in such action shall be entitled to an award of all of its attorneys’ fees, costs and expenses of the action, including without limitation recovery of all expert witness fees and expenses.

8.0
Use of FaceTime’s or Client’s Name.   Either party may use the name, a trademark or service mark of the other party solely for the purpose of identifying such party as a client or service provider of the other.

9.0
Taxes and Government Fees.  Each party shall pay all taxes and other government fees levied upon or in connection with its activities or the operation of its affairs, whether sales, property, income taxes or otherwise.

10.0	Miscellaneous.

10.1
Indemnification by Client.  Client shall indemnify, defend and hold FaceTime harmless against all claims arising in favor of any person, firm or corporation on account of personal injuries or property damage in any way resulting from the acts and/or omissions of Client or its employees, agents, or subcontractors.

10.2
Indemnification by FaceTime.  FaceTime shall indemnify, defend and hold Client harmless against all claims arising in favor of any person, firm or corporation on account of personal injuries or property damage in any way resulting from the acts and/or omissions of FaceTime or its employees, agents, or subcontractors.

10.3	Representations. Each party represents and warrants that:

10.3.1	it has all necessary rights and authorization to enter into and perform this Agreement;

10.3.2
its performance of its obligations under this Agreement will not violate any legal rights of any third party, including, without limitation, the intellectual property rights of any person, firm or entity; and

10.3.3
its performance of and payment for its obligations under this Agreement is and will at all times be in compliance with the requirements of all applicable laws and regulations of all governmental authorities.

10.4
Modifications.  This Agreement constitutes the entire Agreement between the parties hereto, and all previous communications between the parties, whether written or oral with reference to the subject matter of this Agreement, are hereby canceled and superseded.  No modifications of this Agreement shall be binding upon the parties hereto, or either of them, unless such is in writing and duly signed by the respective parties hereto.  It is expressly agreed that the Statement attached hereto as Exhibit A may be modified if signed by both parties to reflect any changes in the services to be provided, or the compensation for such services.

10.5
Severability.  If any part of this Agreement shall be adjudged by any court or other tribunal of competent jurisdiction to be invalid, such judgment shall not affect or nullify the remainder of this Agreement, which shall be given effect in accordance with the manifest intent hereof.

10.6	Assignment. This Agreement shall not be assignable by either party in the absence of the specific written consent of the non-assigning party unless it is an entity controlled by the assigning party.

10.7	Headings. All headings in this Agreement are for convenience of reference only and shall be ignored for purposes of construing and interpreting this Agreement.

10.8	Counterparts. This Agreement may be executed in counterparts, all of which, taken together, shall have the same effect as though all parties had manually executed the same document.

10.9
Facsimiles.  Any copy of this Agreement bearing the signature of a party shall be given the same effect as the manually executed original document, regardless of the fact that the signature appearing thereon may be a photocopy of the manual signature or may be a copy that has been transmitted by facsimile.

10.10	Notice. Any written notice or other written communication given pursuant to this Agreement shall be effective when received (by mail, hand delivery, facsimile or other method) as follows:

10.10.1	Any notice to Client shall be effective when received at the offices of the registered agent of Client in the state of its incorporation or by the President of the Client at the address below.

10.10.2
Notice to FaceTime shall be effective when received at the FaceTime’s current address or when actually received by FaceTime through any medium of communication.  FaceTime’s current address is indicated below.

10.10.3	Either party may change its notice address by giving notice of such change to the other party in accordance with the notice procedure stated in this paragraph.

10.11	Governing Law; Venue. This Agreement shall be construed and interpreted under the laws of the State of Virginia, without regard to the conflict of laws provisions thereof.

11.0	Dispute Resolution. Any dispute arising out of or relating to this Agreement, its interpretation or the breach, termination or validity of it shall be handled as follows:

11.1
Mediation. The parties agree to attempt to resolve the dispute first by the use of a neutral mediator.  If the parties cannot agree on the selection of a mediator, each party shall select one mediator and those two mediators shall select a third who will hear the dispute.  The mediation shall be scheduled within thirty (30) days of one party invoking this provision and the costs of mediation will be shared equally by the parties.  If a party refuses to mediate, then such party shall not be entitled to seek attorneys’ fees or costs in any subsequently filed arbitration.

11.2
Binding Arbitration.  If a matter is not successfully mediated it shall be finally settled by binding arbitration conducted expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association as in effect from time to time, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrator may order specific performance, preliminary and final injunctive relief, and other equitable relief. The arbitrator may award attorneys’ fees and other costs and expenses of litigation to the substantially prevailing party. The arbitration shall be held in Virginia. Notwithstanding anything to the contrary contained herein, the provisions of this Section 12.2 shall not apply with regard to any equitable remedies to which the Client may be entitled. No party shall invoke the arbitration provision until it has first attempted to resolve the dispute through mediation.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the date of the last signature below.

FACETIME STRATEGY, LLC

Date: May 17, 2010	By:	/s/ Todd Mason
	Name:	William Todd Mason
	Title:	Chairman and Chief Executive Officer

	Address:	3400 International Drive
Suite 2K-300
Washington DC 20008-3006

ELSINORE SERVICES, INC.

Date: May 17, 2010	By:	/s/ Arne Dunhem
	Name:	Arne Dunhem
	Title:	Chairman and Chief Executive Officer

	Address:	3400 International Drive
Suite 2K-300
Washington DC 20008-3006

EXHIBIT A

STATEMENT OF WORK

Below is an outline of the Statement of Work.

Phase 1

•	Upgrade and update Client’s web-site to include SEC filing link, press release posting and archive, and provide link to Client blog, facebook and twitter connections;
•	Develop, create and manage a Client blog web-site;
•	Develop, create and manage a Client facebook and twitter web-site;
•	Develop an email shareholder and follower communication and data base through the Clients web-site;
•	Maintain the Client shareholder and follower Database;
•	Maintain the Client’s web-site;
•	Review the Client’s shareholder and follower Database and provide analysis as requested by Client or is generated from internal reviews;
•	Extract Client shareholder and follower Database for regular e-mail distribution up to 25 times per year;
•	Extract Client shareholder and follower Database for USPS mailings up to 4 times per year;
•	Support active shareholder and follower investor relations campaigns on-line to include various investor forums;

Phase 2

•	Support the preparation of a marketing kit to be used when making marketing calls
•	Communicate with supporting vendors in the fulfillment of the Client marketing program
•	Maintain software used for customer address standardization
•	Provide Client access to the MarketMaster system database management system
•	Review the Client Customer Database and provide analysis as requested by Client or is generated from internal reviews
•	Extract Client Customer Database for mailings up to 10 times per year per identified Client Customer

Phase 3

•	Run NCOA quarterly with Death/Prison/DMA Preference annually
•	Sending of 2 Million emails annually
•	Creation of 50 automated landing pages with 200,000 impressions annually
•	Incorporation of dynamic content and triggered email sends
•	Online surveys
•	Tracking and graphical reporting

PAYMENT TERMS

•	Phase 1 Monthly Cost: One time fee $60,000.00; Monthly maintenance fee $2,500.00
•	Phase 2 Monthly Cost: One time marketing kit fee $25,000; Monthly maintenance fee $2,500.00
•	Phase 3 Monthly Cost: Monthly maintenance fee $1,000.00

SERVICE COMMENCEMENT

The services under the three various phases shall commence upon mutual agreement.

SERVICES AVAILABLE AT ADDITIONAL COSTS

•	Campaign design and creation, and strategic planning
•	Direct response programs
•	Market research
•	Media buying
•	Promotion
•	Preparation of Podcasts and Webcasts
•	Viral Marketing Campaigns
•	Social Network and media content creation and management
•	Additional customization of the MarketMaster System for
•	Access to Interactive Messaging to expand email sends to text messages
•	Full creative development, design, and HTML programming for all email offers
•	eMails over 2 Million priced at $ per email
•	Impressions on landing pages over 200,000 priced at $ per impression